
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                          Three Months Ended
                                                                March 31,
(in thousands, except per share data)                   1998              1997
---------------------------------------------------------------------------------
Basic:
-----
Average shares outstanding                             23,176             22,563
                                                     ========           ========
Net Income                                           $  9,305           $  7,929
                                                     ========           ========
Per Share Amount                                     $    .40           $    .35
                                                     ========           ========

Diluted:
-------
Average shares outstanding                             23,176             22,563

Net effect of dilutive stock options based
  on the treasury stock method using the
  average market price or quarter end price,
  whichever is greater                                  1,183                798
                                                     --------           --------
                 Total Shares Outstanding              24,359             23,361
                                                     ========           ========
Net Income                                           $  9,305           $  7,929
                                                     ========           ========
Per Share Amount                                     $    .38           $    .34
                                                     --------           --------